Exhibit 99.1

            THE J. M. SMUCKER COMPANY ANNOUNCES THIRD QUARTER RESULTS

        THE COMPANY CONTINUES TO IMPLEMENT ITS LONG-TERM GROWTH STRATEGY

    ORRVILLE, Ohio, Feb. 17 /PRNewswire-FirstCall/ -- The J. M. Smucker Company (NYSE: SJM) today announced results for the third quarter ended January 31, 2006, of its 2006 fiscal year.

    Third Quarter Results

                                             2006          2005       % Change
                                          -----------   -----------   ---------
                                                  (Dollars in millions,
                                                  except per share data)
    Net sales                             $     536.5   $     550.2          -3%
    Income from continuing operations     $      31.3   $      35.5         -12%
    EPS from continuing operations        $      0.54   $      0.60         -10%

    Excluding the U.S. industrial business, which has been divested, sales were down 1 percent for the quarter. The quarter's results were adversely affected by a decrease in sales in the consumer oils and baking business area due to an overall decline in the categories during December and January and unplanned inventory reductions by certain key customers. In addition, the Company experienced higher energy, commodity, and distribution costs in the quarter compared to last year.

    "Our business remains solid for the year and we had a successful Fall Bake," said Tim Smucker, chairman and co-chief executive officer. "However, our quarter was adversely affected by a decrease in sales in our oils and baking businesses and higher operating costs. We are confident that the fundamentals of the business have not changed and we remain committed to our long-term growth goals."

    Income from continuing operations for the third quarter of 2006 included pretax merger and integration costs of $7.8 million, or $0.08 per diluted share, and restructuring charges of $5.4 million, or $0.06 per diluted share. Included in other income for the quarter was a pretax gain of $5.6 million, or $0.06 per diluted share, related to the sale of the Company's Salinas, California, facility. Income from continuing operations for the third quarter of 2005 included pretax merger and integration costs of $5.2 million, or $0.06 per diluted share, and restructuring charges of $3.4 million, or $0.04 per diluted share. Excluding these costs in both years, the Company's earnings per diluted share would have been $0.68 and $0.70, in the third quarter of 2006 and 2005, respectively.

    Nine-Month Results

                                             2006          2005        % Change
                                          -----------   -----------   ---------
                                                  (Dollars in millions,
                                                  except per share data)
    Net sales                             $   1,653.0   $   1,552.4          +6%
    Income from continuing operations     $     107.7   $     103.7          +4%
    EPS from continuing operations        $      1.83   $      1.81          +1%

    Since the acquisition of Multifoods closed midway through the first quarter of last year, an additional six weeks of Multifoods' sales, totaling approximately $78.8 million, were realized in this year's first nine months. Excluding the additional six weeks and the U.S. industrial business, sales were up 3 percent.

    Income from continuing operations for the first nine months of 2006 included pretax merger and integration costs of $14.8 million, or $0.16 per diluted share, and restructuring charges of $9.1 million, or $0.10 per diluted share. Income from continuing operations for the first nine months of 2005 included pretax merger and integration costs of $11.9 million, or $0.13 per diluted share, and restructuring charges of $8.1 million, or $0.09 per diluted share. Excluding these costs in both years, the Company's earnings per diluted share would have been $2.09 and $2.03, for the first nine months of 2006 and 2005, respectively.

    The Company uses earnings from continuing operations, excluding restructuring and merger and integration costs, as a key performance measure of results of operations for purposes of evaluating performance internally. These non-GAAP measurements are not intended to replace the presentation of financial results in accordance with U.S. GAAP. Rather, management believes the presentation of results excluding such charges offers additional information to investors to facilitate the comparison of past and present operations and provides a more comprehensive understanding of the financial results. A reconciliation of non-GAAP measures to earnings from continuing operations for the current quarter and nine-month period is included in the "Financial Highlights" table.

    Margins

                               Third Quarter         First Nine Months
                           --------------------    --------------------
                             2006        2005        2006        2005
                           --------    --------    --------    --------
    Gross margin               30.5%       31.7%       32.2%       32.7%
    SD&A % of sales            19.3%       19.3%       20.2%       20.1%
    Operating margin            8.9%       10.9%       10.6%       11.4%

    Approximately one-half of the decline in operating margin for the quarter was due to the increase in restructuring and merger and integration costs over last year. The remainder was due to changes in gross margin. Gross margin declined primarily due to the volume decrease in the consumer oils and baking business area, increased trade merchandising expenses, and higher commodity and freight costs. The decline in gross margin flowed through to operating margin as the percentage of selling, distribution, and administrative (SD&A) expenses to sales were flat for the quarter. Increased costs associated with the Company's distribution network were offset by a reduction in marketing and selling expenses and lower administrative overhead costs. Excluding the restructuring and merger and integration costs, operating margins would have been 11.3 percent and 12.4 percent for the third quarter of 2006 and 2005, and 12.0 percent and
12.7 percent for the first nine months of 2006 and 2005, respectively.

    Segment Performance

    Sales (Dollars in millions)

                                       Third Quarter                     First Nine Months
                             ---------------------------------   ---------------------------------
                               2006        2005      % Change      2006        2005      % Change
                             ---------   ---------   ---------   ---------   ---------   ---------
    U.S. retail market       $   375.8   $   381.4          -1%  $ 1,147.2   $ 1,079.9          +6%
    Special markets          $   160.7   $   168.9          -5%  $   505.8   $   472.5          +7%
    Special markets
     excluding industrial    $   157.7   $   155.2          +2%  $   484.9   $   429.7         +13%

    U.S. Retail Market

    During the third quarter of 2006, sales in the consumer business area increased 4 percent over the third quarter of last year as sales of fruit spreads, toppings, and peanut butter were all up. Solid performance in the Hungry Jack(R) brand and significant growth in Uncrustables(R) also contributed. For the first nine months of 2006, sales in the consumer business area were up 7 percent compared to last year.

    In the consumer oils and baking business area, sales for the quarter were down 8 percent as the Company faced significant competitive activity. Although sales of Crisco(R) were up over last year for the first nine months, much of the gain was given back in December and January as a result of lower sell through and inventory reductions by key customers. The Pillsbury(R) brand had a solid first six months but reflected similar declines in the category during December and January. Sales in the consumer oils and baking business area were up slightly during the Fall Bake period running from September through December, compared to the same period last year.

    Special Markets

    Key growth contributors for the quarter included the beverage business area, up 16 percent, and the foodservice business area, up 5 percent. Sales in Canada were down 6 percent, as increases in the retail spreads business and the impact of favorable exchange rates partially offset declines in baking and the planned rationalization of certain unprofitable businesses. Excluding the additional six weeks contribution from Multifoods and the U.S. industrial business, sales in the special markets segment increased 4 percent in the first nine months of 2006 as compared to the first nine months of last year.

    Sale of Salinas Facility

    During the third quarter, the Company completed its restructuring efforts around its Salinas, California, manufacturing and distribution facility. In January 2006, the Company completed the sale of the facility resulting in cash proceeds of $8.8 million and a gain on the sale of $5.6 million or $0.06 per diluted share. Production has been transferred to facilities in Orrville, Ohio, and Memphis, Tennessee, while distribution will be handled through a third-party warehouse in southern California.

    Share Repurchase

    At its most recent meeting, the Company's Board of Directors authorized an increase to its share repurchase plan. Under the plan, the Company is authorized to purchase an additional 2 million common shares. The buyback program will be implemented at management's discretion. During the third quarter, the Company purchased 200,000 shares toward the previously authorized 1 million shares leaving approximately 30,000 remaining.

    Outlook

    The Company expects sales for the year of approximately $2.14 billion. The Company has taken, and will continue to take, actions to offset the cost increases it has experienced including both discretionary cost reductions across the organization and potential pricing actions. Based on the input cost pressures and the uncertainty of their levels, the Company expects earnings per share for the year, excluding restructuring and merger and integration costs and the gain on the sale of the Salinas facility, to be comparable with last year's result of $2.60 per diluted share. The Company remains committed to its long-term annual growth rate for earnings per share of 8 percent over its strategic time frame.

    Conference Call

    The Company will conduct an earnings conference call and webcast on Friday, February 17, 2006, at 8:30 a.m. E.T. The webcast can be accessed from the Company's website at http://www.smuckers.com. For those unable to listen to the webcast, an audio replay will be available following the call and can be accessed by calling 888-203-1112 or 719-457-0820 and entering replay pass code 9006574. The audio replay will be available until Friday, February 24, 2006.

    About The J. M. Smucker Company

    The J. M. Smucker Company (http://www.smuckers.com) was founded in 1897 when the Company's namesake and founder sold his first product -- apple butter -- from the back of a horse-drawn wagon. Today, over a century later, the Company is the market leader in fruit spreads, peanut butter, shortening and oils, ice cream toppings, and health and natural foods beverages in North America under such icon brands as Smucker's(R), Jif(R) and Crisco(R). The family of brands also includes Pillsbury(R) baking mixes and ready-to-spread frostings; Hungry Jack(R) pancake mixes, syrups and potato side dishes; and Martha White(R) baking mixes and ingredients in the U.S., along with Robin Hood(R) flour and baking mixes and Bick's(R) pickles and condiments in Canada. For over 109 years, The J.
M. Smucker Company has been headquartered in Orrville, Ohio, and has been family run for four generations. Since the 1998 inception of FORTUNE Magazine's annual survey of the 100 Best Companies to Work For, The J. M. Smucker Company has consistently been recognized as one of the top 25 companies to work for in the United States. The J. M. Smucker Company has over 3,500 employees worldwide and distributes products in more than 45 countries.

    The J. M. Smucker Company Forward-Looking Language

    This press release contains forward-looking statements, including statements regarding estimates of future earnings and cash flows that are subject to risks and uncertainties that could cause actual results to differ materially. Uncertainties that could affect actual results include, but are not limited to, the strength of commodity markets from which raw materials are procured and the related impact on costs, volatility of energy and fuel costs, the ability to achieve the amount and timing of the estimated savings associated with the Multifoods acquisition, the success in introducing new products and the competitive response, particularly in the consumer oils and baking area, success and costs of new marketing and sales programs and strategies intended to promote growth in the Company's businesses, the ability to successfully implement price changes, particularly in the consumer oils and baking business, the Company's ability to effectively manage capacity and costs related to Uncrustables, and other factors affecting share prices and capital markets generally. Other risks and uncertainties that may materially affect the Company are detailed from time to time in the respective reports filed by the Company with the Securities and Exchange Commission, including Forms 10-Q, 10-K, and 8-K.

                            The J. M. Smucker Company
              Unaudited Condensed Consolidated Statements of Income

                                            Three Months Ended                Nine Months Ended
                                               January 31,                       January 31,
                                      ------------------------------    ------------------------------
                                          2006             2005             2006             2005
                                      -------------    -------------    -------------    -------------
                                                (Dollars in thousands, except per share data)
Net sales                             $     536,453    $     550,234    $   1,653,048    $   1,552,423
Cost of products sold                       371,981          375,521        1,120,193        1,043,379
Cost of products sold -
 restructuring                                  618              515              865            1,777
Gross Profit                                163,854          174,198          531,990          507,267
Selling, distribution, and
 administrative expenses                    103,610          106,464          334,259          312,569
Other restructuring costs                     4,783            2,837            8,248            6,358
Merger and integration costs                  7,764            5,152           14,784           11,885
Operating Income                             47,697           59,745          174,699          176,455
Interest income                               1,709            1,044            4,858            2,429
Interest expense                             (5,984)          (6,154)         (18,116)         (16,359)
Other income - net                            6,150              883            6,269              485
Income from Continuing
 Operations Before Income
 Taxes                                       49,572           55,518          167,710          163,010
Income taxes                                 18,260           19,994           60,057           59,336
Income from Continuing
 Operations                                  31,312           35,524          107,653          103,674
Gain on sale of discontinued
 operations, net of tax                           -                -                -            2,037
Discontinued operations,
 net of tax                                       -              584                -            1,250
Net Income                            $      31,312    $      36,108    $     107,653    $     106,961

Earnings per common share:
    Income from continuing
      operations                      $        0.54    $        0.61    $        1.85    $        1.83
    Discontinued operations                       -             0.01                -             0.06
    Net income                        $        0.54    $        0.62    $        1.85    $        1.89

    Income from continuing
      operations - assuming
      dilution                        $        0.54    $        0.60    $        1.83    $        1.81
    Discontinued operations -
      assuming dilution                           -             0.01                -             0.05
    Net income - assuming
      dilution                        $        0.54    $        0.61    $        1.83    $        1.86

Dividends declared per
 common share                         $        0.27    $        0.25    $        0.81    $        0.75

Weighted-average shares
 outstanding                             57,944,604       58,108,123       58,106,913       56,708,018
Weighted-average shares
 outstanding - assuming
 dilution                                58,486,412       58,743,522       58,708,209       57,356,653

                            The J. M. Smucker Company
                 Unaudited Condensed Consolidated Balance Sheets

                                                 January 31,     April 30,
                                                    2006           2005
                                                ------------   ------------
                                                   (Dollars in thousands)
ASSETS
Current Assets:
   Cash and cash equivalents                    $     89,246   $     58,085
   Marketable securities                              15,176         17,739
   Trade receivables                                 122,514        145,734
   Inventories                                       321,484        284,487
   Other current assets                               52,417         49,806
      Total Current Assets                           600,837        555,851

Property, Plant, and Equipment, net                  524,061        521,101

Other Noncurrent Assets:
   Goodwill                                          950,253        951,208
   Other intangible assets, net                      472,477        469,758
   Marketable securities                              36,974         59,074
   Other assets                                       81,702         78,902
      Total Noncurrent Assets                      1,541,406      1,558,942
                                                $  2,666,304   $  2,635,894

LIABILITIES & SHAREHOLDERS' EQUITY
Current Liabilities:
   Notes payable                                $     37,749   $     33,378
   Current portion of long-term debt                       -         17,000
   Accounts payable                                   80,608        105,290
   Other current liabilities                         146,740        152,624
      Total Current Liabilities                      265,097        308,292

Noncurrent Liabilities:
   Long-term debt, net of current portion            429,341        431,560
   Other noncurrent liabilities                      230,251        205,242
      Total Noncurrent Liabilities                   659,592        636,802

Shareholders' Equity, net                          1,741,615      1,690,800
                                                $  2,666,304   $  2,635,894

                            The J. M. Smucker Company
                         Unaudited Financial Highlights

                                           Three Months Ended            Nine Months Ended
                                              January 31,                   January 31,
                                      ---------------------------   ---------------------------
                                          2006           2005           2006           2005
                                      ------------   ------------   ------------   ------------
                                             (Dollars in thousands, except per share data)
Net sales                             $    536,453   $    550,234   $  1,653,048   $  1,552,423

Net income and net income per
 common share:
   Net income                         $     31,312   $     36,108   $    107,653   $    106,961
   Net income per common share --
    assuming dilution                 $       0.54   $       0.61   $       1.83   $       1.86

Income and income per common
 share from continuing operations:
   Income                             $     31,312   $     35,524   $    107,653   $    103,674
   Income per common share --
    assuming dilution                 $       0.54   $       0.60   $       1.83   $       1.81

Income and income per common
 share from continuing
 operations before
 restructuring and merger and
 integration costs: (1)
   Income                             $     39,711   $     40,956   $    122,993   $    116,407
   Income per common share --
    assuming dilution                 $       0.68   $       0.70   $       2.09   $       2.03

 (1)Reconciliation to income from
     continuing operations:
    Income from continuing
     operations before income
     taxes                            $     49,572   $     55,518   $    167,710   $    163,010
    Merger and integration costs             7,764          5,152         14,784         11,885
    Cost of products sold -
     restructuring                             618            515            865          1,777
    Other restructuring costs                4,783          2,837          8,248          6,358

    Income from continuing
     operations before income
     taxes, restructuring, and
     merger and integration costs           62,737         64,022        191,607        183,030
    Income taxes                            23,026         23,066         68,614         66,623
    Income from continuing
     operations before
     restructuring and merger
     and integration costs            $     39,711   $     40,956   $    122,993   $    116,407

SOURCE  J. M. Smucker Company
    -0-                             02/17/2006
    /CONTACT:  The J. M. Smucker Company, +1-330-682-3000, or Investors, Mark
R. Belgya, Vice President, Chief Financial Officer and Treasurer, +1-330-684-3312, or George G. Sent, Jr., Director, Corporate Finance and Investor Relations, +1-330-684-3855, or Media, Maribeth Badertscher, Director, Corporate Communications, +1-330-684-3034, all of The J. M. Smucker Company/
    /Web site:  http://www.smuckers.com /
    (SJM)